Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Nine Months Ended September 30, 2013

WELLESLEY, Mass.--(BUSINESS WIRE)--October 29, 2013--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $607 thousand and $1.8 million for the quarter and nine months ended September 30, 2013, respectively. These results compare to net income of $537 thousand and $418 thousand for the quarter and nine months ended September 30, 2012, respectively. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. The 2012 results for the nine month period ended September 30 reflect a one-time $1.8 million pre-tax contribution ($1.1 million after tax) to the Wellesley Bank Charitable Foundation (the “Foundation”), formed in connection with the Conversion. Earnings per share were $0.27 and $0.78, basic and diluted, for the quarter and nine months ended September 30, 2013, respectively. Earnings per share were $0.24, basic and diluted, for the quarter ended September 30, 2012. Earnings per share information is not presented for the nine months ended September 30, 2012 as shares were not outstanding for the entire period.

Thomas J. Fontaine, the Company’s President and Chief Executive Officer said, “Our earnings are a direct reflection of the efforts of our personnel to consistently exceed expectations in broadening our market reach and in service to our clients. The anticipated opening of our newest full service office in Boston’s financial district should continue to give us the opportunity to provide superior service to an expanded market of successful businesses, individuals and organizations.”

Net Income

With respect to the 2013 third quarter results, the increase in earnings for the three month period was due to stronger net interest income, partially offset by increased operating expenses, as compared to the three months ended September 30, 2012. Net interest income increased to $3.6 million for the three month period ended September 30, 2013, as compared to $2.9 million in the comparable 2012 period. The increase was largely due to the increase in interest income as we have expanded our loan portfolio, primarily through increased residential mortgage and construction loan origination efforts, as well as more modest growth in other loan portfolios. Total interest expense related to deposits and borrowings has increased as the Company has grown and our funding needs expanded. Our earning asset yield decreased 4 basis points to 4.33% in the third quarter of 2013 from 4.37% in the third quarter of 2012. Our net interest margin improved slightly to 3.62% for the 2013 three month period, compared to 3.60% for the 2012 period as the cost of funding earning assets declined during the period.

For the three months ended September 30, 2013, noninterest expense increased $499 thousand to $2.6 million, as compared to $2.1 million in 2012. Salaries and employee benefits were $1.6 million for the three months ended September 30, 2013, compared to $1.2 million in 2012, reflecting staff additions and the costs associated with the equity incentive plan adopted in August 2012. Advertising and marketing costs increased $124 thousand as compared to the 2012 quarter, primarily due to our recent re-branding campaign.

For the nine months ended September 30, 2013, the increase in earnings was primarily due to stronger net interest income, partially offset by increased operating expenses, exclusive of the $1.8 million contribution to the Foundation in the period ended September 30, 2012. Pre-tax earnings for the nine month period ended September 30, 2013 increased $584 thousand compared to pre-tax earnings for the nine month period ended September 30, 2012, net of the contribution expense. The provision for loan losses declined in 2013 for the nine month period to $350 thousand compared to $400 thousand in 2012 as several loan quality indicators have shown improvement during the period, including a reduction in specific reserves associated with impaired loans and a decline in delinquent loans. Net income for the 2013 period increased to $1.8 million from $1.5 million in the 2012 period, exclusive of the non-recurring, after-tax contribution expense recorded in 2012.

Net interest income increased 20.0% to $10.1 million for the nine month period ended September 30, 2013, as compared to $8.4 million in the comparable 2012 period. The increase was largely due to the expansion of our residential lending and an improved mix of interest earning assets compared to the 2012 period. Our earning asset yield decreased 22 basis points to 4.32% in the nine month period ended September 30, 2013 from 4.54% in the comparable 2012 period as an extended period of low interest rates negatively impacts yields on new assets and the repricing of existing adjustable rate assets. Our net interest margin was 3.60% for the 2013 nine month period, compared to 3.70% for the 2012 period as the cost of funds has declined more slowly than earning asset yields.

For the nine months ended September 30, 2013, noninterest expense increased $1.3 million to $7.5 million compared to $6.2 million in 2012, exclusive of the contribution to the Foundation. Salaries and employee benefits were $4.5 million for the nine months ended September 30, 2013, as compared to $3.6 million in 2012, reflecting staff additions, and the costs associated with the equity incentive plan adopted in August 2012. Occupancy and equipment expense increased $100 thousand to $1.1 million for the nine month period ended September 30, 2013, as compared to $950 thousand in 2012. These increases reflect the full period of operation in 2013 of our Wellesley Lower Falls branch, opened in April, 2012.

Balance Sheet Growth

Total assets were $421.1 million at September 30, 2013, representing an increase of $45.1 million compared to $376.0 million at December 31, 2012. The increase was reflected as an increase in loans held in portfolio, while loans held for sale declined during the period.

Net loans increased by $62.1 million at September 30, 2013 compared to December 31, 2012. Residential mortgage loans increased $36.5 million due to growth in our adjustable-rate mortgage portfolio. Construction loans, primarily residential, increased $22.9 million due to increased lending efforts focused on this market. Loans held for sale balances at September 30, 2013 have decreased compared to December 31, 2012 due to lower customer demand for longer-term fixed rate mortgages, which has reduced our production of these loans.

Deposits increased $29.4 million to $327.4 million at September 30, 2013. The increase was primarily attributable to an increase in certificate of deposit accounts of $12.5 million, an increase in savings accounts of $9.7 million, and an increase in demand deposit accounts of $5.6 million, partially offset by a decrease in NOW checking accounts of $1.5 million. Federal Home Loan Bank advances, including short-term borrowings, increased $14 million from December 31, 2012, as these funds were used to support the portfolio loan growth. Stockholders’ equity increased to $46.4 million, or 3.1% as of September 30, 2013, compared to $45.0 million at December 31, 2012.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary Consolidated Statements of Net Income and Other Data follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)
	(Dollars in thousands except per share data)
Interest and dividend income:
Interest and fees on loans	$4,085	$3,281	$11,600	$9,554
Other interest and dividend income	173	251	572	802
Total interest and dividend income	4,258	3,532	12,172	10,356
Interest expense	697	653	2,031	1,907

Net interest income	3,561	2,879	10,141	8,449
Provision for loan losses	150	150	350	400

Net interest income, after provision for loan losses	3,411	2,729	9,791	8,049

Total noninterest income	225	263	697	528

Noninterest expenses:
Salaries and employee benefits	1,553	1,227	4,505	3,572
Occupancy and equipment	354	346	1,050	950
Contributions	—	—	2	1,801
Other general and administrative	729	564	1,990	1,698
Total noninterest expenses	2,636	2,137	7,547	8,021

Income before income taxes	1,000	855	2,941	556
Provision for income taxes	393	318	1,155	138

Net income	$607	$537	$1,786	$418

Other Data:
Return on average assets (1)	0.60%	0.64%	0.61%	0.18%
Return on average equity (1)	5.76%	4.86%	5.55%	1.35%
Net interest margin (1)	3.62%	3.56%	3.60%	3.70%
Earnings per common share (basic and diluted) (2)	$0.27	$0.24	$0.78	N/A
Stockholders’ equity to total assets at end of period	11.01%	12.43%	11.01%	12.43%
Book value per common share at end of period	$18.85	$19.27	$18.85	$19.27

(1) Annualized

(2) Not Applicable (N/A)

The Company’s summary Consolidated Balance Sheets follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(Unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$12,819	$18,218
Certificates of deposit	100	600
Securities available for sale, at fair value	35,232	39,256
Federal Home Loan Bank of Boston stock, at cost	2,799	2,005
Loans held for sale	—	9,130
Loans	360,387	297,935
Less allowance for loan loses	(4,158)	(3,844)
Loans, net	356,229	294,091

Bank-owned life insurance	6,546	6,385
Premises and equipment, net	2,941	2,044
Other assets	4,428	4,319

Total assets	$421,094	$376,048

Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$45,143	$39,044
Interest bearing	282,305	259,015
	327,448	298,059

Short-term borrowings	5,000	—
Long-term debt	40,500	31,500
Accrued expenses and other liabilities	1,764	1,518
Total liabilities	374,712	331,077

Stockholders’ equity	46,382	44,971

Total liabilities and stockholders’ equity	$421,094	$376,048

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer